Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”) is made by and between Lpath, Inc., a Delaware corporation (“Company”), and Scott R. Pancoast (“Mr. Pancoast”), and inures to the benefit of each of Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, agents, attorneys, employees and assigns.

RECITALS

A.                                    Mr. Pancoast is presently employed by Company as its President and Chief Executive Officer.

B.                                    Mr. Pancoast presently serves as a member of the Board of Directors of Company (the “Board”).

C.                                    Mr. Pancoast and Company are parties to that certain Employment Agreement, dated January 1, 2006, as may have been amended from time to time (the “Employment Agreement”) and Proprietary Information and Inventions Agreement (the “PIIA”).

D.                                    Mr. Pancoast has agreed to voluntarily resign as an employee of Company and from the Board, effective as of 12:00 Noon, California time, on November 3, 2014 (the “Separation Date”).

E.                                     Company wishes to reach an amicable separation with Mr. Pancoast and the parties desire to settle all claims and issues that have, or could have been raised by Mr. Pancoast, in relation to Mr. Pancoast’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Mr. Pancoast and Company to date, including, but not limited to, Mr. Pancoast’s employment with Company or the termination of that employment, on the terms set forth below.

AGREEMENT

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.                                      Resignation; Termination of Employment Agreement; Press Release.

1.1                               Mr. Pancoast hereby voluntarily resigns (a) as an employee of Company, (b) as the Chief Executive Officer and President of Company, (c) as an officer in any other position in the Company or any Company subsidiary, (d) as a member of the Board (and as a member of any committee thereof) and (e) as a member of the board of directors of any Company subsidiary (and as a member of any committee thereof), in each case, effective as of 12:00 Noon, California time, on the Separation Date.

1.2                               Mr. Pancoast and Company hereby agree that the Employment Agreement shall terminate and be of no further force or effect, effective as of 12:00 Noon, California time, on the Separation Date.

1.3                               Contingent upon this Agreement becoming effective as provided in Section 14, Company agrees to prepare and issue a Current Report on Form 8-K regarding Mr. Pancoast’s resignation from the Board and as an employee of Company that is mutually acceptable to Company and Mr. Pancoast; provided, that Mr. Pancoast acknowledges that the Current Report must be filed within four (4) business days of the Separation Date.

2.                                      Acknowledgement of Compensation Paid.

2.1                               Mr. Pancoast hereby acknowledges and agrees that Company has paid him all of his salary and wages and all of his accrued and unused vacation time through the Separation Date, subject to federal and state withholding and other applicable taxes, and has been reimbursed by Company for all reimbursable business expenses incurred by him through the Separation Date.

2.2                               Mr. Pancoast hereby acknowledges and agrees that he is not entitled to any bonus or other compensation payments from Company for his services through the Separation Date.

3.                                      Severance; Severance Period; Transition Services.

3.1                               Contingent upon this Agreement becoming effective as provided in Section 14, Company agrees to pay to Mr. Pancoast the amount of $303,750, payable as follows:  (i)  $37,500 per month (subject to any applicable withholding obligations) commencing on the one month anniversary of the Separation Date (i.e., December 3, 2014) and continuing on each of the next seven monthly anniversaries of the Separation Date thereafter (i.e., January 2, 2015, February 3, 2015, March 3, 2015, April 3, 2015, May 4, 2015, June 3, 2015 and July 2, 2015) and (ii) $3,750 (subject to any applicable withholding obligations) on August 2, 2015 (the period commencing on the Separation Date and ending on August 2, 2015 being referred to herein as the “Severance Period”).

3.2                               Contingent upon this Agreement becoming effective as provided in Section 14, Company agrees that if Mr. Pancoast timely elects to continue his participation in Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then Company shall pay the COBRA premium(s) on Mr. Pancoast’s, and his eligible dependent’s, behalf until November 3, 2016 (the “COBRA Period”).  If Mr. Pancoast desires to continue his participation beyond the end of the COBRA Period, and is eligible to continue his participation pursuant to COBRA, he understands and agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage.  Nothing herein shall be deemed to permit Mr. Pancoast to continue participating in any life insurance, long-term disability benefits, accidental death and dismemberment or other plans maintained by Company after the Separation Date.  Nothing herein shall limit the right of Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.

3.3                               For and in consideration of the promises and agreements set forth herein, Mr. Pancoast shall make himself available to the Company and the Board during normal business hours during the Severance Period to provide transition services to Company.

4.                                      Securities.

4.1                               Amendment of Stock Options and RSUs. Contingent upon this Agreement becoming effective as provided in Section 14, Company agrees to amend the terms of the Stock Options and Restricted Stock Units (“RSUs”) held by Mr. Pancoast to provide that:

(a)                                 the vesting periods of any outstanding unvested Stock Options shall be accelerated by eighteen (18) months from the Separation Date (i.e., through May 3, 2016);

(b)                                 the vesting periods of any outstanding unvested RSUs shall be accelerated by three hundred seventy (370) days from the Separation Date (i.e., through November 8, 2015); and

(c)                                  Mr. Pancoast will have until March 10, 2016 to exercise all or a portion of the Stock Options that are vested as of the Separation Date, including the accelerated vesting provided in Section 4.1(a) above.

4.2                               Mr. Pancoast acknowledges and agrees that extending the period in which he may exercise his vested Stock Options will have the effect of automatically converting any of the Stock Options that are currently Incentive Stock Option (“ISO”) to Non-Qualified Stock Options (“NSO”).  Mr. Pancoast further acknowledges that ISOs and NSOs are treated differently under the tax laws (e.g., upon exercise of an NSO, the exercising party must pay tax on the spread between the then fair market value of Company Class A Common Stock and the exercise price paid for the stock), and that he is responsible for seeking his own legal and tax advice on such matters.

5.                                      General Release.

5.1                               Mr. Pancoast unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions, investors and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Company Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. Pancoast’s employment with Company, the termination of Mr. Pancoast’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. Pancoast’s employment with Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses.

5.2                               Mr. Pancoast expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Mr. Pancoast or on his behalf, related in any way to the matters released herein.

5.3                               The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Mr. Pancoast’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Mr. Pancoast’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

5.4                               Mr. Pancoast acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

5.5                               Mr. Pancoast declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and he intends the release herein to be final and complete.  Mr. Pancoast executes this release with the full knowledge that this release covers all possible claims against the Company Released Parties, to the fullest extent permitted by law.

5.6                               California Civil Code Section 1542 Waiver.  Mr. Pancoast expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.7                               Representation Concerning Filing of Legal Actions.  Mr. Pancoast represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Company Released Parties in any court or with any governmental agency related to the matters released in this Agreement.

6.                                      Nondisparagement.

6.1                               Mr. Pancoast agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Company Released Parties.

6.2                               Company agrees that it will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Mr. Pancoast.

7.                                      Standstill. Until the date that is twelve (12) months following the Separation Date, neither Mr. Pancoast nor any of his Affiliates (as hereinafter defined), directly or indirectly, shall:

7.1                               solicit proxies or written consents of holders of Company capital stock or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)) in or assist any other person in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) with respect to any shares of Company capital stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter); or (ii) encourage any other person to solicit or withhold any proxy, consent or other authority with respect to any shares of Company capital stock or otherwise advise, encourage or influence any other person with respect to voting any shares of Company capital stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter);

7.2                               form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to Company capital stock or otherwise support or participate in any effort by any third party with respect to the matters set forth in Section 7.1 above;

7.3                               present at any meeting of Company stockholders or through action by written consent any proposal for consideration for action by Company stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;

7.4                               grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any meeting of Company stockholders) or deposit any shares of Company capital stock in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any meeting of Company stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

7.5                               without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source, publicly propose or participate in, effect or seek to effect, any extraordinary corporate transaction, tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, change in the Company’s dividend policy, change in the Company’s certificate of incorporation or bylaws, business combination involving Company or a material amount of the assets or businesses of Company or any action which would result in a class of securities of Company being delisted from a national securities exchange or to ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or encourage any other person in any such activity;

7.6                               purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any shares of Company capital stock (other than in connection with a stock split, dividend or similar transaction or the exercise of Stock Options in accordance herewith);

7.7                               disclose any intention, plan or arrangement inconsistent with the foregoing;

7.8                               instigate, encourage, join, act in concert with or assist any third party to do any of the foregoing;

7.9                               take any action that would reasonably be expected to require Company to make a public announcement regarding the possibility of any of the events described in this Section 7; or

7.10                        request that Company or the Board or any of their respective representatives amend or waive any provision of this Section 7 (including this sentence).

For purposes of this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

8.                                      Confidentiality and Return of Company Property.  Mr. Pancoast understands and agrees that all of Company’s property must be returned to Company.  By signing this Agreement, Mr. Pancoast represents and warrants that Mr. Pancoast has returned to Company all Company property, data and information belonging to Company (including, without limitation, all of his access keys and electronic passes to Company’s premises, Company laptops and computers, any Company issued mobile device and all Company documents, files and records in his possession).  Mr. Pancoast will not use or disclose to others any confidential or proprietary information of Company or any of the Company Released Parties.  In addition, Mr. Pancoast agrees to keep the terms of this Agreement confidential between Mr. Pancoast and Company, except that Mr. Pancoast may tell Mr. Pancoast’s immediate family and attorney or accountant, if any, as needed, but in no event should Mr. Pancoast discuss this Agreement or its terms with any current or prospective employee of Company.  However, nothing in this Agreement shall prohibit Mr. Pancoast from making truthful statements in any legal proceedings, government investigation or as otherwise required by law.

9.                                      Continuing Obligations.

9.1                               Mr. Pancoast further agrees to comply with his continuing obligations set forth in the PIIA, including but not limited to, promises not to disclose and to protect all confidential and proprietary information of Company.

9.2                               The Company further agrees to comply with its continuing obligations set forth in the Indemnification Agreement dated July 17, 2014 between the Company and Mr. Pancoast, including but not limited to, the obligations set forth therein with respect to the provision and maintenance of directors’ and officers’ liability insurance in accordance therewith.

10.                               Ownership of Claims.  Mr. Pancoast represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which he may have against Company.

11.                               Representation by Counsel.  Mr. Pancoast acknowledges and agrees that he has had the right and sufficient opportunity to be represented by counsel of his own choosing.  Mr. Pancoast further acknowledges and agrees that DLA Piper LLP (US) (“DLA Piper”) is legal counsel for Company solely, and that he is not relying on Company or DLA Piper for legal advice regarding this Agreement.  The parties further acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this Agreement.  The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

12.                               Drafting.  The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

13.                               Attorneys’ Fees.  Each party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement.

14.                               Effective Date/Acknowledgements.  Mr. Pancoast has until 12:00 noon, California time, on November 3, 2014 to consider whether or not to enter into this Agreement (“Consideration Period”) (although Mr. Pancoast may elect not to use the full Consideration Period at his option).  By signing this Agreement, Mr. Pancoast acknowledges that (a) he has read and understands the terms of this Agreement; (b) he has obtained and considered such legal counsel as he deems necessary; and (c) he enters this Agreement freely, knowingly and voluntarily.  This Agreement shall become effective and enforceable on the day Mr. Pancoast returns a signed copy of this Agreement to the Company, provided it is signed during the Consideration Period (“Effective Date”).  If the signed Agreement is not received by the Company on or before 12:00 noon, California time, on November 3, 2014, the Company will assume that he is not interested in the accelerated vesting, and the offer will be automatically withdrawn.

15.                               Injunctive Relief; Consent to Jurisdiction.  Mr. Pancoast acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of his obligations under this Agreement or the PIIA.  Mr. Pancoast therefore agrees that Company shall be entitled (without limitation of any other rights or remedies otherwise available to Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement or the PIIA.  Mr. Pancoast hereby submits to the jurisdiction and venue in the federal district court for the Southern District of California and in the courts of the State of California in San Diego County, California.  Mr. Pancoast further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to Mr. Pancoast’s address as last appearing on the payroll records of Company.

16.                               Notice.  Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  If notice is to be provided to Company, Mr. Pancoast shall use Company’s primary office location; and if notice is to be provided to Mr. Pancoast, Company shall use Mr. Pancoast’s address as listed in Company’s payroll records.

17.                               Severability.  In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

18.                               Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Mr. Pancoast in breach hereof.

19.                               Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

20.                               No Admissions.  By entering into this Agreement, neither the Company nor any of the Company Released Parties makes an admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

21.                               Preserved Rights of Mr. Pancoast.  This Agreement does not waive or release any rights or claims that Mr. Pancoast may have under the Age Discrimination in Employment Act of 1967, as amended, that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Mr. Pancoast from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

22.                               Entire Agreement; Modification.  This Agreement, and the agreements and stock plans pertaining to the Stock Options and RSU agreements held by Mr. Pancoast, and the surviving provisions of PIIA, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

23.                               Counterparts.  This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below:

Dated: November 3, 2014	/s/ Scott R. Pancoast
Scott R. Pancoast

LPATH, INC.

Dated: November 3, 2014	By	/s/ Daniel H. Petree
Daniel H. Petree
Chairman of the Board